Sharon D. Mitchell, Attorney at Law
SD Mitchell & Associates, PLC
57492 Onaga Trail ∙ Yucca Valley, California 92284
829 Harcourt Rd. ∙ Grosse Pointe Park, Michigan 48230
 (248) 515-6035 (Phone) (248) 751-6030 (Facsimile) sharondmac2013@gmail.com

*Admitted in Michigan

14 May 2021

Mr. William Coleman Smith
President/Chief Executive Officer
GZ6G Technologies Corp.
Suite #105-275, 25422 Trabuco Rd.
Lake Forest, CA 92630

Re:  Form S-1 Registration Statement

Dear Mr. Smith:

You have requested that I furnish you my legal opinion with respect to the legality of the following described securities of GZ6G Technologies Corp. (the “Company”) covered by a Form S-1 Registration Statement (“Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.	16,666,667 shares of GZ6G Technologies Corp. Common Stock, $0.001 par value (“Shares”) offered for sale to World Amber Corp., by the Company; and
2.	3,589,744 shares of GZ6G Technologies Corp. Common Stock, $0.001 par value (“Shares”) offered for sale by a Shareholder

In connection with this opinion, I have examined the corporate records of the Company, including the Company’s Certificate of Incorporation, Bylaws, and the Registration Statement and Prospectus, as well as such other documents and records as I deemed relevant in order to render this opinion.  In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on the forgoing, and in reliance thereon, and subject to the qualification and limitations set forth below, I am of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

It is my opinion that all of the 16,666,667 shares of the Common Stock offered for sale by the Company, and described in the S-1 Registration Statement, will be, when sold, duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Nevada.  It is my further opinion that all of the 3,589,744 shares of the Common Stock offered for sale by the selling Shareholder, and described in the S-1 Registration Statement, have been duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Nevada.

Mr. William Coleman Smith
President/Chief Executive Officer
GZ6G Technologies Corp.
14 May 2021

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above.  The foregoing opinions relate only to the matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.

I do hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of my name under the heading “Interests of Named Experts and Counsel” in the Prospectus constituting a part of the Registration Statement.

With best regards,

/s/Sharon D. Mitchell
Sharon D. Mitchell